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                                                                    EXHIBIT 10.1

[MEMORY LOGO]

MEMORY PHARMACEUTICALS CORP.                            Tony Scullion
  100 Philips Parkway                                   Chief Executive Officer
  Montvale, New Jersey 07645
  Phone: (201) 802-7102
  Fax: (201) 802-7190
  www.memorypharma.com

September 3, 2004

Dr. David Lowe

Dear Dr. Lowe:

      We are pleased to extend an offer to you to join our Company as Chief Scientific Officer. We look forward to you joining our team, and are confident that you will contribute significantly to the value of our organization. The terms of your anticipated employment by the Company are as follows.

      1. Position. Your position will be Chief Scientific Officer, based out of the Company's offices currently located in Montvale, New Jersey, and you will report directly to the Company's Chief Executive Officer. As Chief Scientific Officer, you will be part of the Company's senior management team, and will work closely with this team to establish strategic, value-building relationships with pharmaceutical companies and contract research organizations. Your responsibilities shall include, but not be limited to, managing the Company's research and development activities. In addition to performing duties and responsibilities associated with the position of Chief Scientific Officer, from time to time the Company may assign you other duties and responsibilities and/or may assign you to a different location.

      As a full-time employee of the Company, you will be expected to devote your full business time and energies to the business and affairs of the Company. Your performance will be reviewed formally after six months of employment and annually thereafter at the end of each calendar year.

      2. Starting Date/Nature of Relationship. It is expected that your employment will start on or before October 12, 2004 (the "Start Date"). No provision of this letter shall be construed to create an express or implied employment contract for a specific period of time. Either you or the Company may terminate the employment relationship at any time and for any reason, by giving at least thirty (30) days' prior written notice to the other party.

      3. Compensation.

      (a) Your initial salary will be at the bi-weekly rate of $12,692.31 (annualized at $330,000.00).

      (b) You will receive a one-time sign-on bonus of $50,000.00, payable within thirty (30) days of your Start Date. If you resign or the Company terminates your employment for Cause (as defined below) within eighteen (18) months of your Start Date, you will be obligated to repay the full amount of such sign-on bonus to the Company.

      (c) Effective as of the Start Date, you will receive stock options to purchase 150,000 shares of the Company's Common Stock, which will be in the form of incentive stock options, to the extent permissible under applicable law, and the balance will be in the form of non-qualified stock options. Such stock options (i) will entitle you to purchase the Company's Common Stock at the closing price per share of the Company's Common Stock on the Nasdaq National Market ("NASDAQ") on the Start Date, in

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MEMORY PHARMACEUTICALS CORP.

Dr. David Lowe
Page 2

accordance with the Company's 2004 Stock Incentive Plan, and (ii) shall vest in quarterly increments over a period of two (2) years commencing on the Start Date, as described in the standard form of Stock Option Agreement, which you agree to execute and deliver to the Company on or before the Start Date.

      (d) During the first calendar quarter of 2005, you will receive stock options to purchase 100,000 shares of the Company's Common Stock, which will be in the form of incentive stock options, to the extent permissible under applicable law, and the balance will be in the form of non-qualified stock options. Such stock options (i) will entitle you to purchase the Company's Common Stock at the closing price per share of the Company's Common Stock on NASDAQ on the option grant date, as determined by the Company's Board of Directors in accordance with the Company's 2004 Stock Incentive Plan, and (ii) shall vest in quarterly increments over a period of four (4) years commencing on the option grant date as described in the standard form of Stock Option Agreement, which you agree to execute and deliver to the Company on or before the Review Date.

      (e) You will be eligible to receive annual bonus payments dependent on the performance of the Company and your individual performance, subject to the discretion of the Board of Directors. Your target bonus will be equal to twenty five percent (25%) of your base salary, assuming the achievement of such Company and individual performance objectives.

      (f) Upon termination for any reason, the Company will pay you within two
(2) weeks of such termination, your current base salary earned through the termination date, plus accrued vacation, if any, and other benefits or payments, if any, to which you are entitled. In the event you are terminated by the Company without "Cause" (as hereinafter defined), then the Company will continue to pay you your bi-weekly rate in effect at the time of termination and provide and pay the Company's portion of your medical insurance for a period of six (6) months. Further, for the period commencing seven months following such termination and ending twelve months after such termination, the Company will continue to pay you your bi-weekly rate in effect at the time of termination and provide and pay the Company's portion of your medical insurance, except that such severance payments made to you during this period will be reduced by all 1099 and W-2 income earned or received by you during such period, including income earned or received from consulting services or temporary employment, and the Company's payments for your medical insurance will terminate when you have such coverage through any new employer before the end of the twelve month period following your termination. The Company will reconcile such payments with you quarterly, and any additional payments owed to you by the Company, and any payments owed to the Company by you, will be paid respectively within two weeks following such reconciliation period. The Company will not be obligated to continue any such payments to you under this paragraph 3(f) in the event you materially breach the terms of the Confidentiality Agreement (as defined below). Notwithstanding any termination of your employment (with or without Cause), you shall continue to be bound by the provisions of the Confidentiality Agreement.

      (g) For the purposes of this Section 3, "Cause" shall include (i) your conviction of a felony, either in connection with the performance of your obligations to the Company or otherwise, which adversely affects your ability to perform such obligations or materially adversely affects the business activities, reputation, goodwill or image of the Company, (ii) your willful disloyalty, deliberate dishonesty, breach of fiduciary duty, (iii) your breach of the terms of this Agreement, or your failure or refusal to carry out any material tasks assigned to you by the Company in accordance with the terms hereof, which breach or failure continues for a period of more than thirty (30) days after your receipt of written notice thereof from the Company, (iv) the commission by you of any act of fraud, embezzlement or deliberate disregard of a rule or policy of the Company known to you or contained in a policy and procedure manual provided to you which results in material loss, damage or injury to the Company, or (v) the material breach by you of any of the provisions of the Confidentiality Agreement.

      4. Benefits. You will be entitled as an employee of the Company to receive such benefits as are generally provided its employees and executives and for which you are eligible in accordance with Company policy as in effect from time to time. The Company retains the right to change, add or cease any particular benefit relating to its employees and executives generally. At this time, the Company is offering a benefit program, consisting of medical, dental, life and short/long term disability insurance, as

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MEMORY PHARMACEUTICALS CORP.

Dr. David Lowe
Page 3

well as a 401(k) retirement plan and flexible spending plan. You will be eligible for eleven paid holidays, four floating holidays and four (4) weeks paid vacation per year, which will be pro-rated for the 2004 calendar year based on the Start Date. You will accrue additional vacation days in accordance with Company policy. If you decide to become a "resident alien" for U.S. immigration purposes, the Company will arrange for its immigration counsel to handle the matter on your behalf and will pay the related legal fees and expenses.

      5. Relocation Expenses. The Company will pay or reimburse you for all reasonable out-of-pocket relocation and relocation-related expenses not to exceed $150,000.00, including any Tax Payment (as defined below) and any Gross-up Payment (as defined below), which may be billed directly to the Company or paid by you and submitted for reimbursement, including, without limitation, the following:

      (a) costs of services of moving companies (including packing, transportation and relocation expenses, including the transportation of automobiles);

      (b) costs associated with your search for a new residence (including, without limitation, the costs of airfare, automobile rental, meals and hotel accommodations for yourself and your immediate family);

      (c) commissions payable to brokers in connection with the sale of your current residence;

      (d) costs attendant to the sale of your current residence and the purchase of a new residence in the Northern New Jersey area (including, without limitation, the costs of home inspections, survey, appraisal, title insurance, transfer fees, attorneys' fees, accountants' fees, and closing costs);

      (e) loan origination fees (points) related to the purchase of your new residence in an amount of up to three percent (3%) of the loan amount (and the Company will provide assistance to you relating to the selection of a mortgage lender that will pre-qualify you for a mortgage loan to purchase your new residence);

      (f) costs associated with commuting from your current residence to the Company's offices (including, without limitation, the costs of airfare, automobile rental, meals and hotel accommodations for you) for a period of up to six months, subject to extension upon our mutual agreement;

      (g) automobile rental charges prior to establishment of a permanent residence in Northern New Jersey;

      (h) rent and other expenses associated with temporary housing for yourself and your immediate family for a period of up to six months (which may include up to two months after the purchase and closing of title on your new residence), subject to extension upon our mutual agreement; and

      (i) payment of any duplicate mortgage loan payments and house expenses to preclude your paying for your current residence and your new residence concurrently.

      All such payments will be subject to the Company receiving reasonably acceptable documentation evidencing the incurring of such cost, expense or fee. In the event that it should be determined that any payment shall be due by you for taxes of any kind or nature relating to amounts paid to you or on your behalf by the Company in connection with your relocation as provided above ("Taxes"), the Company will deliver to you a payment equal to the amount of such Taxes (the "Tax Payment") plus an additional payment in an amount equal to any additional taxes payable by you applicable to your receipt of the Tax Payment (the "Gross-Up Payment"). All such payments are fully refundable to the Company if you leave the Company within eighteen (18) months of your Start Date.

      6. Confidentiality. The Company considers the protection of its confidential information and proprietary materials to be very important. Therefore, as a condition of your employment, you and the

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MEMORY PHARMACEUTICALS CORP.

Dr. David Lowe
Page 4

Company will become parties to a Confidentiality and Noncompetition Agreement substantially in the form of Exhibit A to this letter (the "Confidentiality Agreement").

      7. General.

      (a) This letter, together with, the Confidentiality Agreement and the Stock Option Agreement(s), when executed, will constitute our entire agreement as to your employment by the Company and will supersede any prior agreements or understandings, whether in writing or oral.

      (b) This letter shall be subject to and contingent upon the satisfactory results of a medical examination, satisfactory reference, background and education verification and maintenance by you of a non-immigrant or resident alien status for immigration purposes while in the United States allowing you to work for the Company.

      (c) This letter shall be subject to our receipt of satisfactory documentation of your freedom to operate in the CNS field. By your signing this letter, you represent and warrant to the Company that your execution of this letter and performance by you of the activities contemplated hereby on behalf of the Company will not conflict with, violate or constitute a breach of any agreement to which you are a party or by which you may be bound.

      (d) This letter and the Company's obligations hereunder shall be subject to review and approval by the Company's Board of Directors and the Compensation Committee thereof.

      (e) This letter shall be governed by the law of the State of New Jersey.

      You may accept this offer of employment and the terms thereof by signing the enclosed additional copy of this letter and the Confidentiality Agreement, which execution will evidence your agreement with the terms set forth herein and therein, and returning them to the Company.

      This offer of employment will expire at the close of business on September 13, 2004 and is contingent upon your agreement to commence employment on the Start Date, unless accepted by you prior to such date. We look forward to you joining our team, and we believe that your skills will compliment those of our existing management team, and that you will make a significant contribution to the Company's growth. We look forward to your prompt response to this offer letter.

MEMORY PHARMACEUTICALS CORP.

By: /s/ Tony Scullion
    -------------------------------
    Name: Tony Scullion
    Title: Chief Executive Officer

ACCEPTED AND AGREED:

/s/ David Lowe
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David Lowe

Date: September 9, 2004